Exhibit 10.49

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is made and entered into this ___day of ___, 2005, between COLUMBIA EQUITY TRUST, INC., a Maryland corporation (the “Company”) and John A. Schissel (the “Executive”).

RECITALS

     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, all on the terms and subject to the conditions set forth herein; and

     WHEREAS, the Executive is willing to enter into this Agreement in consideration of the benefits which the Executive will receive under the terms hereof.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Term. The employment of the Executive by the Company under this Agreement will commence on the date that the initial public offering of the Company’s common stock is completed (the “Effective Date”) and end on December 31, 2006 (the “Employment Period”). Notwithstanding the preceding sentence, the Employment Period shall be extended automatically for successive one (1) year periods unless the Company or the Executive delivers written notice to the other party, at least sixty (60) days prior to the then-scheduled expiration of the Employment Period that the Employment Period will not be extended.

     2. Position and Duties. The Executive shall be employed by the Company and during the Employment Period the Executive shall serve as the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer. The Executive shall also serve without additional compensation in such offices of subsidiaries of the Company to which the Executive may be elected or appointed by the Company.

     3. Extent of Services.

       (a) During the Employment Period, the Executive shall fulfill the duties of his position hereunder in a manner that will faithfully and diligently further the business and interests of the Company. In addition, the Executive may (i) make any investment where he is not obligated or required to, and shall not in fact, devote significant managerial efforts, (ii) participate in charitable, academic or community activities, and in trade or professional organizations, or (iii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time.

       (b) Corporate Opportunities. The Executive agrees that he will not take personal advantage of any business opportunity which arises during his employment with the Company and which may be of benefit to the Company unless all material facts regarding such opportunity are promptly reported by the Executive to the Board of Directors of the

Company (the “Board”) for consideration by the Company and the disinterested members of the Board decide to reject the opportunity.

     4. Compensation and Related Matters.

       (a) Annual Base Salary. During calendar year 2005 the Company shall pay to the Executive an annual base salary at the rate of $190,000 per year, less all applicable deductions (the “Base Salary”) for all services rendered by the Executive to the Company. At least annually the Compensation Committee of the Board (the “Committee”) shall review the Executive’s performance and compensation and may increase the Base Salary. The Base Salary shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company.

       (b) Annual Bonuses. The Executive shall be eligible for an annual bonus (“Annual Bonus”) for each calendar year in the Employment Period, payable no later than March 31 of the following calendar year, based on his performance and the performance of the Company during such period as determined by the Committee.

       (c) Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Employment Period in the performance of the Executive’s duties under this Agreement in accordance with the Company’s employee business expense reimbursement policies in effect from time to time.

       (d) Other Benefits. During the Employment Period, the Executive shall be eligible to receive such employee benefits including, without limitation, participation in any stock option or other equity benefit plan and any retirement and welfare plans maintained by the Company, as the Company may provide from time to time to similarly situated employees, and such other benefits as the Board or the Committee may from time to time establish for the Company’s executive officers.

       (e) Vacations. The Executive shall be entitled to at least four (4) weeks’ vacation in each calendar year, together with leave of absence and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time; provided, however, in no event shall the Executive be permitted to carryover unused vacation time from year to year.

     5. Termination. Each party shall have the right to terminate the Executive’s employment hereunder before the Employment Period expires to the extent, and subject to the provisions, set forth in this Section 5:

       (a) Death. The Executive’s employment hereunder shall terminate upon his death.

       (b) Disability. The Company shall have the right to terminate the Executive’s employment if the Board determines that the Executive is unable to perform his duties by reason of Disability. As used herein, “Disability” shall mean a disability as such term or a similar term is defined under a disability insurance policy maintained by the Company covering the Executive or, if there is no such policy, “Disability” shall mean the inability of the

Executive, due to physical or mental illness or injury, to perform his duties hereunder for any period of 180 consecutive days and the return of the Executive to his duties for periods of 15 days or less shall not interrupt such 180 day period.

       (c) Cause. The Company shall have the right to terminate the Executive’s employment at any time upon delivery of a Notice of Termination (as defined in subsection (f) below) for Cause (as defined below) to Executive, such employment to terminate upon a date specified in the Notice of Termination which shall not be earlier than thirty (30) days after delivery of such notice to the Executive if the stated reason for termination is described in clause (i) of the following sentence. For purposes of this Agreement, the term “Cause” means (i) intentional and continued failure by the Executive (other than for reason of mental or physical illness) to perform reasonably assigned material duties if such failure has a materially and demonstrably detrimental effect on the business operations of the Company and has continued for at least 30 days; (ii) willful misconduct in the performance of the Executive’s duties; (iii) conviction of, or a plea of guilty or nolo contendre to, a felony; or (iv) the Executive’s breach of any non-competition, non-disclosure or non-solicitation agreement with the Company. If the Company desires to terminate the Executive for a reason described in clause (i) of the preceding sentence, the Executive shall have thirty (30) days after receipt of the Notice of Termination in which to cure the failure, breach or infraction described in the Notice of Termination and shall be afforded an opportunity to present his position or defense to the Board. If the failure, breach or infraction is timely cured by the Executive or the Board determines that Cause for the Executive’s termination does not exist, the Notice of Termination shall become null and void.

       (d) Without Cause. The Company may at any time terminate the Executive’s employment hereunder other than for Cause.

       (e) Termination by the Executive.

            (i) The Executive may terminate his employment hereunder (A) for Good Reason, or (B) without Good Reason at any time after the date hereof upon delivery of a Notice of Termination (as defined in subsection (f) below).

            (ii) For purposes of this Agreement, the term “Good Reason” shall mean

                 (A) a demotion of the Executive or a material diminution in the Executive’s duties, functions and responsibilities with respect to the Company without the Executive’s consent;

                 (B) the Company’s causing Executive to relocate his employment more than fifty (50) miles from the location of the Executive’s principal office on the Effective Date, without the consent of the Executive;

                 (C) a substantial reduction of the Executive’s Base Salary, as such may be increased from time to time after the date of this Agreement; or

                 (D) the Company’s giving notice that the Employment Period will not be extended as provided in clause (i) of Section 1.

If the Executive desires to terminate his employment for Good Reason, the Company shall have thirty (30) days after its receipt of the Executive’s Notice of Termination in which to cure or remedy the grounds identified as Good Reason in the Notice of Termination. If the grounds for Good Reason are timely cured or remedied by the Company, the Executive’s Notice of Termination shall become null and void.

       (f) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(a). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

       (g) Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) or clause (ii), (iii) or (iv) of subsection (c) above, upon delivery of the Notice of Termination unless otherwise specified in such notice, and (iii) if the Executive’s employment is terminated for any other reason, the date thirty (30) days following the date on which a Notice of Termination is given.

     6. Compensation Upon Termination, Death or During Disability.

       (a) Death. If the Executive’s employment is terminated by his death, the Company shall, within ten (10) days following the Date of Termination, pay any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect, any accrued but unused vacation benefit and any other accrued and unpaid amounts due to the Executive under Section 4, together with any other amounts to which the Executive is entitled pursuant to employee benefit or death benefit plans, programs and policies. In addition, subject to compliance with Section 6(f), upon the Executive’s termination, (i) the Executive’s estate shall be paid a Pro Rata Portion of the Executive’s Maximum Bonus (each as defined below), and (ii) the Executive’s estate shall be paid an amount equal to one-half (1/2) of the Executive’s annual Base Salary and (iii) all of the Executive’s outstanding options, restricted stock awards and any other equity rights granted by the Company to the Executive shall be vested or exercisable, as applicable, and any such awards that include an exercise period shall remain exercisable until the earlier of the expiration date of such award or the third anniversary of the Executive’s death. For purposes of this Agreement, “Maximum Bonus” means the greater of (i) the highest aggregate Annual Bonus or incentive payment paid by the Company (or any predecessor of the Company paid for 2004 as disclosed in the prospectus for the initial public offering of the Company’s common stock) to the Executive for any of the three calendar years prior to the year that includes the Date of Termination or (ii) the highest aggregate Annual Bonus or incentive payment that the Executive was eligible to receive for the calendar year that includes the Date of Termination. For purposes of this Agreement, the “Pro Rata Portion” of the Executive’s Maximum Bonus shall be calculated by multiplying the Maximum Bonus by a fraction, the numerator of which shall be the number of calendar days elapsed in the year in which the Date of Termination occurs, up to and including the Date of Termination, and the denominator of which shall be 365.

       (b) Disability. During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental illness, the Executive shall continue to receive his Base Salary at the rate then in effect for such period (without reduction for any disability insurance benefits for which the Executive paid the premium (on a pre-tax or after-tax basis) and the Executive shall not receive during such period any disability insurance benefits for which he did not pay the premium) until his employment is terminated pursuant to Section 5(b) hereof, and upon the Date of Termination, the Company shall, within ten (10) days of such termination, pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect, any accrued but unused vacation benefit and any other accrued and unpaid amounts due to the Executive under Section 4. Subject to compliance with Section 6(f), (i) the Executive shall be paid a Pro Rata Portion of his Maximum Bonus which will be paid on the Date of Termination if the Executive is “disabled” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or the Company determines that such payment is not deferred compensation that is subject to Section 409A of the Code, or otherwise will be paid on the date that is six months after the Date of Termination and (ii) all of the Executive’s outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall be vested or exercisable, as applicable, and any such awards that include an exercise period shall remain exercisable until the earlier of the expiration date of such award or the third anniversary of the Date of Termination.

       (c) Cause or other than Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall, within ten (10) days following the Date of Termination, pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect at the time Notice of Termination is given, any accrued but unused vacation benefit and any other accrued and unpaid amounts due to the Executive under Section 4, excluding any Annual Bonus that is not due and payable on the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement. All of the outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by the applicable grant agreement and related plan.

       (d) Termination by the Company without Cause or by the Executive for Good Reason. If the Company shall terminate the Executive’s employment before a Change in Control (as defined in Section 6(e)) other than for death, Disability pursuant to Section 5(b) or Cause, or if the Executive terminates his employment before a Change in Control for Good Reason, then the Company shall, within ten (10) days of the Date of Termination, pay the Executive any earned but unpaid installment of Base Salary through the Date of Termination at the rate then in effect, any accrued but unused vacation benefit and any other accrued and unpaid amounts due to the Executive under Section 4. In addition, subject to compliance with Section 6(f), upon the Executive’s termination, the Executive shall be entitled to receive:

            (i) a severance benefit equal to the product of two (2) and the Executive’s Base Salary at the rate then in effect; such benefit to be paid in equal or nearly equal installments, in accordance with the Company’s regular payroll practices, for twenty-four (24) months beginning on the first day of the month coincident with or next following the date that is six months after the Date of Termination; provided, however, that such installments shall begin on the first day of the month coincident with or next following the Date of Termination if the Company determines that such payments are not deferred compensation that is subject to Section 409A of the Code;

            (ii) a lump sum payment equal to the Pro Rata Portion of the Executive’s Maximum Bonus (as such terms are defined in Section 6(a)); such payment to be made on the first day of the month coincident with or next following the date that is six months after the Date of Termination; provided, however, that such payment shall be made on the first day of the month coincident with or next following the Date of Termination if the Company determines that such payment is not deferred compensation that is subject to Section 409A of the Code;

            (iii) continued participation of the Executive and his dependents in Company-provided medical or health insurance of benefit plans, at no cost to the Executive, for twenty-four (24) months after the Date of Termination; provided, however, that if applicable law or the terms of such plan prohibits the continued participation of the Executive of his dependents for all or part of such period, the Company shall make a cash payment to the Executive that is sufficient, on an after-tax basis, to allow the Executive to obtain insurance that provides substantially the same benefits as the Company-provided medical or health insurance or benefit plan; and

            (iv) all of the Executive’s outstanding options, restricted stock awards and any other equity rights granted by the Company to the Executive shall be vested or exercisable, as applicable, and any such awards that include an exercise period shall remain exercisable until the earlier of the expiration date of such award or the third anniversary of the Date of Termination.

       (e) Change in Control Benefits. If a Change in Control occurs during the Employment Period, all of the Executive’s outstanding options, restricted stock awards and any other equity rights granted by the Company to the Executive shall be vested or exercisable, as applicable. If the Company terminates the Executive’s employment on or after a Change in Control (and without regard to any expiration of the Employment Period) other than for death, Disability pursuant to Section 5(b) or Cause, or if the Executive terminates his employment on or after a Change in Control (and without regard to any expiration of the Employment Period), then the Executive shall be entitled to receive:

            (i) Any earned but unpaid installment of Base Salary through the Date of Termination at the rate then in effect, any accrued but unused vacation benefit and any other accrued and unpaid amounts due to the Executive under Section 4, such payments to be made within ten (10) days of the Date of Termination;

            (ii) A lump sum payment equal to the product of two and one-half (2 1/2 ) times the sum of the Executive’s Base Salary at the rate then in effect plus the Executive’s Maximum Bonus (as defined in Section 6(a)); such payment to be made on the first day of the month coincident with or next following the date that is six months after the Date of Termination (except that the payment shall be made within ten (10) days after the Date of

Termination if the under Company determines that such payment is not deferred compensation that is subject to Section 409A of the Code);

            (iii) Outstanding options and other equity awards that include an exercise period shall remain exercisable until the earlier of the expiration date of such award or the third anniversary of the Date of Termination; provided, however, that such option and other equity awards and the Executive’s rights thereunder otherwise shall remain subject to the terms of the applicable grant agreement and related plan; and

            (iv) Continued participation of the Executive and his dependents in Company-provided medical or health insurance or benefit plans, at no cost to the Executive, for thirty (30) months after the Date of Termination; provided, however, that if applicable law or the terms of such plan prohibits the continued participation of the Executive of his dependents for all or part of such period, the Company shall make a cash payment to the Executive that is sufficient, on an after-tax basis, to allow the Executive to obtain insurance that provides substantially the same benefits as the Company-provided medical or health insurance or benefit plan.

The amount payable under the preceding paragraphs (ii), (iii) and (iv) shall be subject to compliance with Section 6(f). For purposes of this Agreement, “Change in Control” shall have the meaning given the term in the Columbia Equity Trust, Inc. 2005 Equity Compensation Plan.

       (f) Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of accrued but unpaid amounts) shall be conditioned on and shall not be payable until receipt by the Company of a written release from the Executive (or, in the event of his death, his estate) in form and substance reasonably acceptable to the Company of any and all past, present or future claims that the Executive (or, in the event of his death, his estate) may have against the Company or any of its affiliates and any of their respective officers, directors, members or managers. The Executive agrees to provide the Company with the release within 15 days of (i) the Date of Termination or (ii) the last day of the Employment Period.

     7. Excise Tax Indemnification. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 7 as if no excise taxes had been imposed with respect to Parachute Payments). “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 7 shall be as determined by the Company’s accountants.

     8. Confidentiality.

       (a) Definition of Proprietary Information. The Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to the Company’s and its affiliates’ past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of loans, leases, asset management agreements and other contracts; borrower, tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, lending, leasing or sales activities of the Company, or an affiliate of the Company or of a third party which provided proprietary information to the Company or an affiliate of the Company on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by the Company and the Executive as proprietary and confidential (the “Proprietary Information”).

       (b) Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

       (c) Obligations. Both during and after the Employment Period, the Executive agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, both during and after the Employment Period, the Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company (or their affiliates) without a legitimate business need to know, (ii) remove the Proprietary Information from the Company’s premises without a valid business purpose, or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party.

       (d) Return of Proprietary Information. The Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for the Company is the property of the Company. The Executive agrees to deliver to the Company all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by the General Partner during his employment and immediately upon termination of his employment.

     9. Non-Competition.

       (a) Restriction on Competition. During the Restricted Period, the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in the acquisition, operation or development of office properties in any city, town or county in which the Company, on the Date of Termination, has made an investment in office properties or is engaged in the development or operation of office properties. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 9(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded REIT, corporation or other entity. The “Restricted Period” is the period of the Executive’s employment hereunder and the twelve (12) month period following the Date of Termination. Notwithstanding the preceding sentences, this Section 9(a) shall not apply (i) if the Company terminates the Executive’s employment without Cause or the Executive resigns his employment for Good Reason or (ii) on or after a Change in Control.

       (b) Non-Solicitation of Clients. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other Person, any Client (as defined below) of the Company to whom the Company or its affiliates had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the termination of such Executive’s employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company. In addition, during the Restricted Period, the Executive agrees not to encourage any client of the Company as of the termination of such Executive’s employment to reduce its patronage to the Company. For purposes of this Agreement the term “Client” includes, but shall not be limited to, any tenant, seller or developer of properties to the Company or a client of the design or construction management services of the Company or an affiliate of the Company.

       (c) Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, hire or attempt to hire or cause any person or entity or business, other than an affiliate of the Company, to hire any person who is then or was at any time during the preceding six (6) months an employee of the Company or an affiliate of the Company.

       (d) Acknowledgement. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 9 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

       (e)  Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7, 8 and 9 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

            (i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

            (ii) the right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

       (f) If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     10. Continued Performance. Provisions of this Agreement shall survive any termination or expiration of this Agreement if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 8 and 9. Any obligation of the Company to make payments to or on behalf of the Executive under Section 6 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 8 and 9 for the time periods stated in Sections 8 and 9. The Executive recognizes that, except to the extent, if any, provided in Section 6, the Executive will earn no compensation from the Company after the Date of Termination or expiration of this Agreement.

     11. Consultation With Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

     12. Miscellaneous.

       (a) Notices. Any notice or other communication required, permitted, or desirable hereunder shall be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, addressed as follows:

     If to the Executive:

John A. Schissel
____________
____________

     If to the Company:

Columbia Equity Trust, Inc.
1750 H Street, N.W., Suite 500
Washington, D.C. 20006

or such other addresses as shall be furnished in writing by the parties. Any such notice or communication shall be deemed to have been given as of the date so delivered in person or three business days after so mailed.

       (b) Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of Maryland, other than its choice of law provisions to the extent that they would require the application of the laws of a State other than the State of Maryland.

       (c) Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except that the Company shall require any successor to all or substantially all of the Company’s respective business or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise), to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to resign from the employ of the Company and to receive the Termination Benefits and other benefits under this Agreement in the same amount and on the same terms as Executive would be entitled to hereunder if he terminated his employment for Good Reason. References in this Agreement to the “Company” include the Company as hereinbefore defined and any successor to the Company’s business, assets or both which assumes and agrees to perform this Agreement by operation of law or otherwise.

       (d) Construction; Headings. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.

       (e) Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto.

       (f) Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

       (g) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

       (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall deemed an original but all of which together will constitute one and the same instrument.

       (i) Action By General Partner. Any action or decision to be taken or made by the Company under this Agreement shall be pursuant to a resolution adopted by the Board or the Committee, as appropriate.

       (j) Legal Fees and Expenses. The prevailing party shall be entitled to recover from the opposing party any legal fees that the prevailing party incurs in connection with the enforcement or defense of any provision of this Agreement.

       (k) D&O Insurance. Unless otherwise determined by the Board, the Company shall maintain directors and officers liability insurance for the benefit of the Executive, in an amount not less than the amount of coverage in effect on the Effective Date, during his employment hereunder and shall continue to provide such coverage after his termination with respect to acts or omissions during the Executive’s employment hereunder.

     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement on the date and year first above written.

COLUMBIA EQUITY TRUST, INC.
By:	___________________________________
	Name:	_____________________________
	Title:	____________________________

EXECUTIVE _________________________________ John A. Schissel